UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SUN HEALTHCARE GROUP, INC.
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SUN HEALTHCARE GROUP, INC.

18831 Von Karman, Suite 400

Irvine, California 92612

SUPPLEMENT TO PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 5, 2012

This is a supplement to the proxy statement dated July 24, 2012 (the “proxy statement”) of Sun Healthcare Group, Inc. (“Company,” “Sun,” “we,” “our” and “us”) that was mailed to you in connection with the solicitation of proxies for use at the special meeting of stockholders to be held on Wednesday, September 5, 2012 at the Hilton Irvine/Orange County Airport, located at 18800 MacArthur Blvd., Irvine, California 92612, at 9:00 a.m., Pacific Time. The purpose of the special meeting is to consider and vote upon the following proposals

•

adoption of the Agreement and Plan of Merger, dated June 20, 2012, by and among Genesis HealthCare LLC (“Genesis”), Jam Acquisition LLC, a wholly owned subsidiary of Genesis (“Merger Sub”), and Sun, as such agreement may be amended from time to time (the “merger agreement”);

•	approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•

approval on an advisory (non-binding) basis of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable.

Our board of directors previously established July 19, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting.

If you have not already submitted a proxy for use at the special meeting, you are urged to do so promptly. No action in connection with this supplement to the proxy statement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy. Information about voting or revoking a proxy appears on pages 11 through 13 of the proxy statement.

Litigation Relating to the Merger

As described in the proxy statement, between June 27, 2012 and July 16, 2012, Sun, the members of our board of directors, Genesis and Merger Sub were named as defendants in connection with the transactions contemplated by the merger agreement in four separate purported class action lawsuits that were filed in the Superior Court of the State of California, County of Orange and in a purported class action lawsuit filed in the

Court of Chancery of the State of Delaware. The Delaware lawsuit was subsequently dismissed without prejudice and the Delaware plaintiff then filed a complaint in the Superior Court of the State of California, County of Orange on July 31, 2012. On August 3, 2012, the parties to the initial four California lawsuits executed a stipulation to consolidate the first four California actions, including any subsequently filed actions with similar allegations relating to the transaction (including the action filed on July 31, 2012). The amended complaint filed in the purported consolidated action alleges, among other things, that our directors breached their fiduciary duties to our stockholders in entering into the merger agreement pursuant to an unfair process, and that we, Genesis and Merger Sub aided and abetted the alleged breaches of fiduciary duties. In addition, the complaint filed on July 31, 2012 alleges that the preliminary proxy statement filed by Sun on July 12, 2012 omits or misrepresents material information. The lawsuits seek, among other things, to enjoin consummation of the merger.

On August 29, 2012, the plaintiffs and defendants in the consolidated action entered into a memorandum of understanding in which they agreed on the terms of a proposed settlement of the lawsuits, which would include the dismissal with prejudice of all claims against all of the defendants. The proposed settlement is subject to customary conditions, including the execution of an appropriate stipulation of settlement and court approval following notice to Sun’s stockholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the court will consider the fairness, reasonableness and adequacy of the settlement. There can be no assurance that the parties will ultimately enter into a stipulation of settlement, that the court will approve any proposed settlement, or that any eventual settlement will be under the same terms as those contemplated by the memorandum of understanding. The proposed settlement will not affect the amount of the merger consideration that our stockholders are entitled to receive in the merger.

The defendants deny all liability with respect to the facts and claims alleged in the lawsuits and specifically deny that any supplemental disclosure was or is required under any applicable rule, statute, regulation or law. However, to minimize the expense of defending the lawsuits, to avoid the risk of delaying or adversely affecting the merger and the related transactions, and to provide additional information to our stockholders at a time and in a manner that would not cause any delay of the special meeting or the merger, we have determined to provide the supplemental disclosures below, as contemplated by the memorandum of understanding and the proposed settlement.

Additional Disclosures

As contemplated by the proposed settlement, we are providing certain additional disclosures that are supplemental to those contained in the proxy statement previously mailed to you. This supplemental information should be read in conjunction with the proxy statement, which we urge you to read in its entirety. As noted above, none of the defendants has admitted wrongdoing of any kind, including but not limited to inadequacies in any disclosure, the materiality of any disclosure that the plaintiffs contend should have been made, any breach of any fiduciary duty, or aiding or abetting any of the foregoing.

The following additional disclosures (changes marked with new text underlined and deleted text marked with strikethrough) amend and supplement the information provided in the proxy statement:

PROPOSAL NO. 1 — ADOPTION OF THE MERGER AGREEMENT — Background of the Merger (page 20 of the proxy statement)

The following paragraph is inserted as a new paragraph immediately following the third (3rd) paragraph under the heading “Background of the Merger”:

On March 31, 2011, at a meeting of the executive committee of our board of directors, Mr. Mathies presented to the executive committee materials summarizing several strategic opportunities that had been presented to the Company, including a potential business combination transaction with Genesis and two other proposed acquisitions with Sun as the potential buyer.

PROPOSAL NO. 1 — ADOPTION OF THE MERGER AGREEMENT — Background of the Merger (page 20 of the proxy statement)

The twelfth (12th) paragraph beneath the heading “Background of the Merger” is revised as follows:

On December 2, 2011, at a special meeting of our board of directors, Mr. Mathies updated the board regarding the status of discussions regarding a potential business combination transaction with Genesis. Representatives of MTS discussed with the board the company’s status as an independent company, the challenges facing the company, including the increasingly difficult reimbursement and operating environment, and an overview of a possible transaction with Genesis. Representatives of MTS also reviewed with the board the various possible strategic alternatives to a business combination with Genesis, including various growth alternatives, such as a range of small to large acquisitions, including in partnership with one or more real estate companies, as well as sales of individual business units, a sale of the whole company to one or more private equity buyers or a strategic buyer or a merger with a strategic buyer. The board discussed the various alternatives, including the low likelihood of interest from a private equity buyer due to (i) the Company’s existing significant lease-adjusted leverage and limited (if any) incremental debt capacity and (ii) MTS’ historical discussions with private equity funds capable of executing a private equity transaction with Sun and their lack of interest in skilled nursing or any such transaction and the failure of any such fund to express interest in a transaction to Company management either before or after the publication of the CMS Final Rule, and the low likelihood of a more attractive stock or cash proposal from another strategic buyer due to the limited number of potential strategic buyers with a desire to receive Sun equity in a transaction or the ability to finance a transaction, current and prospective uncertainty for the Company’s reimbursement environment and the unique ability of Genesis to finance a transaction, successfully integrate the Company and achieve disproportionate (relative to other parties) operational and strategic flexibility from a transaction with the Company. At the conclusion of this meeting, the board authorized management and MTS to continue their discussions with Genesis regarding a potential framework for a transaction, but to counter Genesis’ offer of a 40%/60% equity split with a 45%/55% equity split. Subsequent to the board meeting, this counteroffer was conveyed by a representative of MTS to a representative of Genesis’ investors and in their discussions, they agreed to coordinate a meeting of the parties to discuss this and other matters in January 2012.

PROPOSAL NO. 1 — ADOPTION OF THE MERGER AGREEMENT — Background of the (page 20 of the proxy statement)

The following paragraph is inserted as a new paragraph immediately following the twentieth (20th) paragraph under the heading “Background of the Merger”:

On February 27, 2012, at a regularly scheduled meeting of our board of directors, Mr. Mathies updated the board on the status of management’s discussions with Genesis, including Genesis’ decision not to pursue a stock-for-stock merger transaction with the Company and its interest in an all-cash acquisition of the Company. As the board remained interested in pursuing a transaction with Genesis given the potential attractiveness of a cash transaction relative to the Company’s standalone prospects, at the conclusion of the meeting, the board authorized management to continue discussions with Genesis regarding a potential business combination transaction.

PROPOSAL NO. 1 — ADOPTION OF THE MERGER AGREEMENT — Opinion of Our Financial Advisor — Sun Valuation Analysis (page 33 of the proxy statement)

The third (3rd) paragraph under the heading “Opinion of Our Financial Advisor” and the sub-heading “Sun Valuation Analysis” is revised as follows:

For purposes of its analyses, MTS Securities calculated Sun’s equity market value (“EMV”), immediately prior to the announcement of the merger to be approximately $160 million, based on approximately 26.889 million shares of Sun common stock outstanding as of June 18, 2012, calculated using the treasury stock method and the closing price per share of Sun common stock on June 18, 2012. MTS Securities also calculated Sun’s enterprise value (“EV”) and adjusted enterprise value (“AEV”), in each case prior to the announcement of the merger, under two different scenarios. In the first scenario, certain obligations of Sun relating to workers’ compensation obligations secured by letters of credit in the amount of approximately $55 million (the “L/C Obligations”) were excluded from the definition of debt used in such calculations, consistent with the presentation thereof on Sun’s balance sheet. In the second scenario, the L/C Obligations were included in the definition of debt used in such calculations in order to provide a comparable presentation of such equity value with the peer company group identified below under the caption “— Selected Public Companies Analysis,” who generally fund such workers’ compensation obligations with cash balances, thereby reducing their associated equity value. MTS Securities calculated (i) Sun’s implied EV (for the purposes of this analysis, implied EV equates to implied EMV, plus debt, less cash and cash equivalents) to be approximately $205 million when the L/C Obligations were excluded from debt and approximately $260 million when the L/C Obligations were included in debt, and (ii) Sun’s implied AEV (for the purposes of this analysis, implied

AEV equates to implied EV, plus capitalized rent (using an industry-standard 8.0x multiple)), to be approximately $1.397 billion when the L/C Obligations were excluded from debt and approximately $1.452 billion when the L/C Obligations were included in debt. Due to their limited expected value in future periods, MTS did not assign any additional value to the Company’s net operating loss carry-forwards in MTS’ analyses.

PROPOSAL NO. 1 — ADOPTION OF THE MERGER AGREEMENT — Opinion of Our Financial Advisor — Selected Public Companies Analysis (page 34 of the proxy statement)

The last paragraph under the heading “Opinion of Our Financial Advisor” and the sub-heading “Selected Public Companies Analysis” is revised as follows:

The selected public companies analysis showed that, based on the estimates and assumptions used in the analysis, the implied ranges of values of Sun’s common stock based on the derived multiples of 2012 AEV/EBITDAR (6.2x to 6.5x) were $6.26 to 9.30 per share (excluding the L/C Obligations from debt) and $4.21 to $7.25 per share (including the L/C Obligations as debt), and the implied ranges of value of Sun’s common stock based on the derived multiples of 2012 EV/EBITDA (2.7x to 4.7x including L/C Obligations as debt and 3.5x-4.7x excluding L/C Obligations as debt) were $6.43 to $12.17 per share (excluding the L/C Obligations from debt) and $6.55 to $10.12 (including the L/C Obligations as debt).

PROPOSAL NO. 1 — ADOPTION OF THE MERGER AGREEMENT — Opinion of Our Financial Advisor — Sum-of-the-Parts Analysis (page 35 of the proxy statement)

The disclosure under the heading “Opinion of Our Financial Advisor” and the sub-heading “Sum-of-the-Parts Analysis” is revised in its entirety as follows:

MTS Securities performed a sum-of-the-parts valuation of each of Sun’s business units in order to derive an implied per share equity value for Sun. MTS Securities examined and valued Sun’s inpatient services business, Sun’s rehabilitation therapy services business, Sun’s hospice business and Sun’s medical staffing services business. MTS Securities utilized a multiples-based valuation methodology based on the trading multiples and/or acquisition multiples of selected comparable ~~publicly traded~~ companies; this valuation technique does not specifically account for any control premiums or takeover premiums or synergies, but rather is based strictly on standalone valuations. MTS Securities specifically utilized the ratio of Sun management’s estimated post-corporate EBITDA (calculated as total EBITDA of $~~143.5~~145.3 million less management’s estimated 2012 allocation for corporate overhead of $65.8 million) for calendar year 2012 in its multiple-based methodology analysis. The pre- and post-corporate EBITDA amounts, range of trading multiples and implied enterprise value utilized by MTS in its analysis for each of Sun’s business units are set forth below ($ in millions):

Business Unit	Pre- Corporate EBITDA	Post- Corporate EBITDA	Selected Trading Multiple Ranges	Implied Enterprise Values
Inpatient Services	$111.9	$52.4	2.5x – 3.5x	$131.0 – $183.5
Rehabilitation Therapy Services	9.1	6.0	4.0x – 6.0x	$24.2 – $36.2
Hospice	17.5	16.1	7.0x – 9.0x	$83.7 – $103.0
Medical Staffing Services	6.8	4.9	6.0x – 8.0x	$29.3 – $39.1

MTS Securities based its valuation analysis of (i) the inpatient services business on the trading and/or acquisition multiples of certain selected comparable companies operating in the inpatient services market, (ii) the rehabilitation therapy services business on the trading and/or acquisition multiples of certain selected comparable ~~publicly traded~~ companies operating in the rehabilitation therapy services market, (iii) the hospice business on the trading and/or acquisition multiples of selected comparable ~~publicly traded~~ companies operating in the hospice market and (iv) the medical services staffing business on the trading and/or acquisition multiples of certain selected comparable ~~publicly traded~~ companies operating in the medical services staffing market. None of the foregoing comparable companies is identical to Sun on a standalone basis, and with the exception of the medical services staffing business, there were limited (and in some instances, no) comparable publicly traded companies for MTS to use in its analysis, further adding to the subjective nature of the analysis. Additionally, the analysis does not take into account (x) timing and execution risk for monetizing these business units, the availability of financing for each such transaction and the potential transaction costs, and (y) with exception of the hospice business unit (for which marginal tax costs of 40% were assumed), the tax implications that may arise through an attempt to monetize these business units. Using these sum-of-the-parts valuation analyses for each of Sun’s business units, MTS Securities estimated the implied total equity value of Sun (using the composite enterprise value of the four business segments net of debt and cash) to be between $8.31 and $11.79 per share when excluding the L/C Obligations from debt, and between $6.27 and $9.75 per share when including the L/C Obligations as debt. MTS Securities compared these per share value ranges to the merger consideration of $8.50 per share.

PROPOSAL NO. 1 — ADOPTION OF THE MERGER AGREEMENT — Opinion of Our Financial Advisor — Discounted Future Share Price Value Analysis (page 36 of the proxy statement)

The disclosure under the heading “Opinion of Our Financial Advisor” and the sub-heading “Discounted Future Share Price Value Analysis” is revised in its entirety as follows:

MTS Securities performed a discounted future share price value analysis on Sun based on the Sun projections from 2013 through 2015 using a range of EBITDA multiples ranging from 2.58x to 3.60x (based on Sun’s current trading multiple implied by the Sun projections for 2012 ~~values~~ and its average EV/EBITDA multiple prior to the April 28, 2011 CMS-proposed Medicare rates) applied to Sun’s future earnings. The projections utilized by MTS in this analysis were the same Sun projections set forth above under “— Projected Financial Information.” The per share values calculated were discounted back to December 31, 2012 using a discount rate of 10.0%, representing Sun’s historical weighted average cost of capital (calculated with a Sun market beta of 1.9, risk free rate of 1.2% based on U.S. Treasury yields and market risk premium of 6.7% according to published Ibbotson figures). This analysis was performed using both Sun management’s base case projections as well as Sun management’s upside case projections from 2013 through 2015. This analysis resulted in implied ranges of values per share of Sun common stock as set forth below:

	~~L/C Obligations Excluded from Debt~~	~~L/C Obligations Included in Debt~~
~~Management Base Case~~	~~$5.72-$9.09 per share~~	~~$5.55-$8.79 per share~~
~~Management Upside Case~~	~~$6.13-$10.10 per share~~	~~$6.07-$9.92 per share~~

	L/C Obligations Excluded from Debt			L/C Obligations Included in Debt
	2013	2014	2015	2013	2014	2015
Management Base Case	$5.72-$8.26	$6.39-$9.01	$6.58-$9.09	$5.55-$7.61	$6.46-$8.58	$6.75-$8.79
Management Upside Case	$6.13-$8.83	$7.05-$9.88	$7.33-$10.10	$6.07-$8.26	$7.27-$9.57	$7.67-9.92

PROPOSAL NO. 1 — ADOPTION OF THE MERGER AGREEMENT — Opinion of Our Financial Advisor — General (page 36 of the proxy statement)

The last paragraph under the heading “Opinion of Our Financial Advisor” and the sub-heading “General” is revised as follows:

MTS and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to healthcare businesses and their capitalization in connection with mergers and acquisitions, private placements and other transactions as well as for corporate and other purposes. In the ordinary course of these activities, affiliates of MTS may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of Sun, Genesis or certain of their respective affiliates. As noted above, MTS acted as financial advisor to Sun in connection with, and participated in certain of the negotiations leading to, the merger agreement. In addition, during the two years prior to the date of the MTS opinion, MTS provided investment banking and financial advisory services to Sun and received fees in connection with such services, including transaction-based fees and an ongoing $75,000 quarterly retainer. Such services during such period have also included acting as financial advisor to the former parent of Sun in connection with its 2010 restructuring and separation of its real estate assets and operating assets into Sabra Health Care REIT, Inc. and Sun, respectively, for which MTS received fees equal to $9.6 million, and acting as financial advisor to Sun in connection with its 2011 acquisition of Harbinger Hospice and its 2010 acquisition of Countryside Hospice Care, Inc., for which acquisitions MTS did not receive any transaction-based fees beyond its quarterly retainer. MTS and its affiliates may also provide investment banking services to Sun and Genesis in the future, and would expect to receive fees for the rendering of such services. During the two year period prior to the date of the MTS opinion, no material relationship existed between MTS or any of its affiliates and Genesis or any of its affiliates pursuant to which compensation was received by MTS or its affiliates.

Other Matters

Although not relied upon by MTS Securities for purposes of the MTS opinion, MTS Securities also performed a discounted future share price value analysis on Sun based on the Sun projections from 2013 through 2015 using a range of EBITDAR multiples ranging from 6.14x to 6.28x (based on Sun’s current trading multiples implied by 2012 analyst consensus and internal management EBITDAR projections). As with the discounted future share price value analysis performed by MTS Securities using EBIDTA multiples as described above, the per share values calculated were discounted back to December 31, 2012 using a discount rate of 10.0%, representing Sun’s historical weighted average cost of capital (calculated with a Sun market beta of 1.9, risk free rate of 1.2% based on U.S. Treasury yields and market risk premium of 6.7% according to published Ibbotson figures). This analysis was performed using both Sun management’s base case projections as well as Sun management’s upside case projections from 2013 through 2015. This analysis resulted in implied ranges of values per share of Sun common stock as set forth below:

	L/C Obligations Excluded from Debt			L/C Obligations Included in Debt
	2013	2014	2015	2013	2014	2015
Management Base Case	$5.96-$7.01	$7.55-$8.55	$8.00-$8.94	$5.94-$7.04	$7.64-$8.69	$8.14-$9.13
Management Upside Case	$6.94-$8.01	$8.99-$10.01	$9.64-$10.60	$6.95-$8.08	$9.12-$10.21	$9.84-$10.86

Regulatory Approvals

As previously announced, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired on August 8, 2012. The closing of the transaction remains subject to other customary conditions, as described more fully beginning on page 57 of the proxy statement.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this supplement and the documents to which we refer you in this supplement contain “forward-looking” information as that term is defined by the Private Securities Litigation Reform Act of 1995, we which we refer to as the Act, and the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. Examples of forward-looking statements include information concerning possible or assumed future results of operations of Sun, the expected litigation settlement, the expected completion and timing of the merger and other information relating to the merger. You can identify some of the forward-looking statements by the use of forward-looking words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “may” and other similar expressions, although not all forward-looking statements contain these identifying words.

In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	risks that the regulatory approvals required to be completed under the merger agreement will not be obtained in a timely manner or at all;

•	the inability to complete the merger due to the failure to obtain stockholder approval or failure to satisfy any other conditions to the completion of the merger;

•	business uncertainty and contractual restrictions during the pendency of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the merger on our business, operating results and business relationships, including our ability to retain key employees;

•	the possible adverse effect on our business and the price of our common stock if the merger is not completed in a timely manner or at all; and

•

other risks and uncertainties applicable to our business set forth in our filings with the Securities and Exchange Commission (“SEC”). See “Where You Can Find More Information” beginning on page 75 of the proxy statement.

The forward-looking statements are based on the information currently available and are applicable only as of the date on which the statements were made. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. You are urged to carefully review the disclosures we make in this supplement and the documents to which we refer you in this supplement concerning risks and other factors that may affect us, including those made in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in our other reports filed with the SEC. The forward-looking statements are qualified in their entirety by these cautionary statements, which are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. We caution you that any forward-looking statements made in this supplement or the documents to which we refer you in this supplement are not guarantees of future performance and that you should not place undue reliance on any of such forward-looking statements, which speak only as of the date of this document. There may be additional risks of which we are presently unaware or that we currently deem immaterial. We do not intend, and undertake no obligation, to update our forward-looking statements to reflect future events or circumstances, except as required by law.

Additional Information and Where to Find It

Investors and stockholders of Sun are urged to read the definitive proxy statement and other relevant documents because they contain important information about the transaction. Copies of these documents may be obtained free of charge by making a request to Sun’s Investor Relations Department either in writing to Sun Healthcare Group, Inc., 18831 Von Karman, Suite 400, Irvine, California 92612 or by telephone to (949) 255-7100. In addition, documents filed with the SEC by Sun may be obtained free of charge at the SEC’s website at www.sec.gov or at our website at sunh.com.

Sun and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from Sun’s stockholders in respect of the proposed transaction. Information concerning the ownership of Sun’s securities by Sun’s directors and executive officers is included in their SEC filings on Forms 3, 4 and 5, and additional information is also available in Sun’s definitive proxy statement in connection with the proposed transaction.